For Immediate Release
February 27, 2017

Southwest Gas Holdings, Inc. Announces 2016 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX), which on January 1, 2017 became the parent company of Southwest Gas Corporation and its subsidiaries, announced record consolidated earnings of $3.20 per basic share for 2016, a $0.26 increase from consolidated earnings of $2.94 per basic share during 2015.  Consolidated net income was $152 million for 2016, compared to consolidated net income of $138.3 million for 2015.  The natural gas segment had net income of $119.4 million in 2016 compared to net income of $111.6 million in 2015, while the construction services segment had net income of $32.6 million in 2016 compared to net income of $26.7 million in 2015.  Consolidated current-year results include $7.4 million, or $0.16 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior year included a $500,000 loss, or ($0.01) per share, associated with COLI policies.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “2016 was a banner year for our Company as we delivered record-setting EPS of $3.20 and both business segments improved their results.  Our natural gas operations benefitted from the addition of 28,000 net new customers and Centuri, our construction services segment, posted record revenues and net income.  Our strong performance and expectations of continuing growth in 2017 gave the Board the confidence to approve a 10% increase in the common stock dividend last week.

“On the regulatory front, a draft settlement was filed in our Arizona general rate case in January 2017.  If approved as filed, revenues would increase by $16 million and depreciation expense would decline by $44.7 million.  We currently expect new rates to be effective in May 2017.  Additionally, after receiving approvals from our regulators in California, Nevada, and Arizona, and final Board approval in December 2016, we completed our reorganization into a holding company, effective January 2017.

“As we look ahead, we continue to see significant growth opportunities and we are very optimistic about the prospects for both our natural gas operations and construction services segments.  We plan to move these business lines forward in a manner that stresses safety, operational efficiency, customer and employee satisfaction, and that we believe will deliver maximum value to our shareholders.”
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During the fourth quarter of 2016, consolidated net income was $65.2 million, or $1.37 per basic share, versus $66.1 million, or $1.40 per basic share, for the fourth quarter of 2015.

Natural Gas Operations Segment Results

Full Year 2016

Operating margin, defined as operating revenues less the cost of gas sold, increased $33 million between years.  Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $10 million in operating margin.  New customers contributed $8 million in operating margin as approximately 28,000 net new customers were added during the year.  The Nevada Conservation and Energy Efficiency (“CEE”) surcharge, which was implemented in January 2016, provided $11 million of the increase.  Amounts collected through the surcharge do not impact net income as they also result in an increase in associated amortization expense.  Infrastructure replacement mechanisms and customers outside the decoupling mechanisms, as well as other miscellaneous revenues, collectively provided $4 million of operating margin.

Operations and maintenance expenses increased $8.5 million between years due primarily to general cost increases and higher employee medical expenses, partially offset by lower pension expense.  Higher expenses for pipeline integrity management and damage prevention programs accounted for $2.6 million of the increase.  On a combined basis, depreciation and general taxes increased $23 million, or 9%, including $7.1 million of amortization related to the recovery of regulatory assets, primarily the Nevada CEE amounts noted above.  The remaining increase in depreciation and general taxes between years was primarily due to a 6% growth in average gas plant in service.

Other income and deductions, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, increased $6 million between years due to a $7.9 million increase in COLI-related income.  Net interest deductions increased $2.9 million between years primarily due to higher interest expense associated with deferred purchased gas adjustment (“PGA”) balances payable and the issuance of $300 million in 3.8% senior notes, partially offset by reductions associated with various debt redemptions during 2016.

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Fourth Quarter

Operating margin increased $8 million between quarters.  A combined $3 million of rate relief in the California jurisdiction and Paiute Pipeline Company contributed to the increase, while $2 million of the increase was attributable to customer growth.  Operating margin attributable to the Nevada CEE surcharge noted above was $3 million.

Operations and maintenance expenses increased $1.5 million between quarters primarily due to higher self-insured employee medical costs, partially offset by lower pension costs.  On a combined basis, depreciation and general taxes increased $5.4 million, or 8%, between quarters primarily due to a 6% increase in average gas plant in service, and to a $1.3 million increase in amortization associated with the recovery of regulatory assets.

Other income and deductions decreased $1.3 million between quarters primarily due to nonrecurring expenses associated with the creation of the holding company structure in 2016.  Net interest deductions increased $1.9 million between quarters primarily due to the third quarter 2016 issuance of $300 million in senior notes, partially offset by debt redemptions noted above.

Construction Services Segment Results

Full Year 2016

Revenues increased $130 million between years primarily due to work performed on certain large bid projects and additional pipe replacement work.  Additionally, favorable weather conditions in the mid-western and north-eastern parts of the United States and in Canada during 2016 provided an extended construction season.  Construction expenses increased $126 million between years due primarily to additional pipe replacement work, higher labor costs experienced due to changes in the mix of work with existing customers, and greater operating expenses to support increased growth in operations.

Depreciation and amortization expense declined $1 million overall primarily due to a reduction in depreciation associated with an extension of the estimated useful lives of certain depreciable equipment, partially offset by an increase in depreciation on additional equipment purchased to support the growing volume of work.  Net interest deductions declined $1 million between years primarily due to lower interest rates on outstanding borrowings during the year and a decrease in the average line of credit balance outstanding during 2016.

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Fourth Quarter

Revenues increased $11.1 million between quarters, primarily due to additional pipe replacement work.  Construction expenses increased $15.2 million between quarters primarily due to the additional pipe replacement work.  These figures include the impact of a $4 million favorable change order settlement on an industrial project in Canada recognized in the fourth quarter of 2015.

Depreciation and amortization expense decreased $2.7 million between quarters due to a reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment, partially offset by depreciation on additional equipment purchased to support the growing volume of work.

Outlook for 2017

Natural Gas Segment:

•
Operating margin for 2017 is anticipated to benefit from new rates associated with the Arizona general rate case (beginning May 2017), customer growth (similar to 2016), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 2% in incremental margin.

•
Operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates.  Despite the anticipated growth in gas plant in service (approximately 6% to 7%), depreciation and general taxes combined are expected to decrease due to the depreciation rate reduction expected to be approved in our Arizona general rate case settlement (effective May 2017).

•	Operating income is expected to increase by 10% to 12% between years.
•	Net interest deductions for 2017 are expected to be relatively flat compared to 2016.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility, as evidenced by $7.4 million of income in 2016, compared to a $500,000 loss in 2015.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	Capital expenditures in 2017 are estimated at approximately $570 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

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Construction Services Segment:

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Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2017 are anticipated to be 2% to 5% greater than 2016 levels.

•	Operating income is expected to be approximately 5% to 5.5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2017 are expected to be between $6 million and $7 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions primarily for energy services utilities.

Southwest Gas Corporation provides safe and reliable natural gas service to 1,984,000 customers in Arizona, Nevada, and California.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2017, the draft settlement for the Arizona general rate case, and the anticipated effects on the Company if such settlement is approved (and when the resulting rates would go into effect), the Company’s significant growth opportunities and optimism about the future, as well as the plan to move business lines forward and the belief that they will deliver maximum value to shareholders. In addition, the statements under the heading “Outlook for 2017” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at
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Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Corporation’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS HOLDINGS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2016	2015

Consolidated Operating Revenues	$2,460,490	$2,463,625

Net Income	$152,041	$138,317

Average Number of Common Shares Outstanding	47,469	46,992

Basic Earnings Per Share	$3.20	$2.94

Diluted Earnings Per Share	$3.18	$2.92

QUARTER ENDED DECEMBER 31,	2016	2015

Consolidated Operating Revenues	$641,525	$685,405

Net Income	$65,180	$66,119

Average Number of Common Shares Outstanding	47,482	47,377

Basic Earnings Per Share	$1.37	$1.40

Diluted Earnings Per Share	$1.36	$1.38

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2016	2015	2016	2015

Results of Consolidated Operations
Contribution to net income - gas operations	$51,887	$52,300	$119,423	$111,625
Contribution to net income - construction services	13,293	13,819	32,618	26,692
Net income	$65,180	$66,119	$152,041	$138,317

Basic earnings per share	$1.37	$1.40	$3.20	$2.94
Diluted earnings per share	$1.36	$1.38	$3.18	$2.92

Average outstanding common shares	47,482	47,377	47,469	46,992
Average shares outstanding (assuming dilution)	47,849	47,745	47,814	47,383

Results of Natural Gas Operations
Gas operating revenues	$340,485	$395,461	$1,321,412	$1,454,639
Net cost of gas sold	73,049	136,764	397,121	563,809
Operating margin	267,436	258,697	924,291	890,830
Operations and maintenance expense	99,745	98,243	401,724	393,199
Depreciation and amortization	59,050	54,196	233,463	213,455
Taxes other than income taxes	12,896	12,330	52,376	49,393
Operating income	95,745	93,928	236,728	234,783
Other income (deductions)	1,564	2,903	8,276	2,292
Net interest deductions	17,842	15,991	66,997	64,095
Income before income taxes	79,467	80,840	178,007	172,980
Income tax expense	27,580	28,540	58,584	61,355
Contribution to net income - gas operations	$51,887	$52,300	$119,423	$111,625

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2016

FINANCIAL STATISTICS
Market value to book value per share at year end	219%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	7.7%
Common stock dividend yield at year end	2.3%
Customer to employee ratio at year end (gas segment)	883 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
YEAR ENDED DECEMBER 31,
(In dekatherms)	2016	2015	2014
Residential	68,462,561	65,542,067	61,737,720
Small commercial	29,452,513	28,511,783	27,658,164
Large commercial	9,094,890	9,228,418	9,439,074
Industrial / Other	3,027,514	3,097,267	3,237,375
Transportation	97,056,087	103,570,740	90,669,130
Total system throughput	207,093,565	209,950,275	192,741,463

HEATING DEGREE DAY COMPARISON
Actual	1,613	1,510	1,412
Ten-year average	1,771	1,790	1,812

Heating degree days for prior periods have been recalculated using the current period customer mix.